Exhibit (d)(2)
[FORM OF]
LIN TV CORP.
RESTRICTED STOCK AGREEMENT
      This Restricted Stock Agreement (this “Agreement”) is made as of                     , 2005 by LIN TV Corp., a Delaware corporation (“LIN” or “Company”) and  (“Executive”) to effect an award of restricted stock by LIN to Executive on the terms and conditions set forth below.
      1) Grant of Restricted Stock. As of the date hereof, subject to the terms, conditions and restrictions set forth herein, LIN shall grant and issue to Executive                      shares of LIN’s common stock (the “Granted Stock”).
      2) Governing Plan. The Granted Stock shall be granted pursuant to and (except as specifically set forth herein) subject in all respects to the applicable provisions of LIN’s 2002 Amended and Restated Stock Plan or any successor plan (the “Plan”), which are incorporated herein by reference. Terms not otherwise defined in this Agreement have the meanings ascribed to them in the Plan.
      3) Vesting: Unless accelerated in accordance with the Plan or this Agreement, the Granted Stock shall vest according to the following schedule, subject to the provisions of Section 4 hereof:

Portion of the Granted
Date on and After Which Granted Stock Vests	Stock that Vests

July , 2006	20%
July , 2007	20%
July , 2008	20%
July , 2009	20%
July , 2010	20%
      4) Forfeiture of Unvested Shares: If the Executive ceases to be employed by the Company for any reason or no reason, with or without cause, prior to the date on which all of the Granted Stock vests pursuant to the provisions of Section 3 or Section 4, the Executive shall automatically forfeit, without any action by Executive or the Company, all of the shares that have so not vested (the “Unvested Shares”).
      The certificate or certificates representing the shares of Granted Stock which the Company shall purchase shall be tendered to the Company duly endorsed in blank or with duly endorsed stock powers attached thereto, all in form suitable for the transfer of such shares of Granted Stock to the Company.
      5) No Transfer. The shares of Granted Stock (including any shares received by Executive with respect to shares of Granted Stock as a result of stock dividends, stock splits or any other form of recapitalization or a similar transaction affecting LIN’s securities without receipt of consideration) may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, alienated or encumbered unless and until they vest pursuant to Section 3 or 4 and any additional requirements or restrictions contained in this Agreement have been satisfied, terminated or expressly waived by LIN in writing.
      6) Voting and Other Rights. Except as otherwise provided herein, Executive will have all of the rights of a stockholder with respect to all of the Granted Stock, including without limitation the right to vote such Granted Stock and the right to receive all dividends or other distributions with respect to such Granted Stock. In connection with the payment of such dividends or other distributions, LIN will be entitled to deduct from any amounts otherwise payable by LIN to Executive (including without limitation salary or other compensation) any taxes or other amounts required by any governmental authority to be withheld and paid over to such authority for Executive’s account.
      7) Certification, Escrow and Delivery of Shares.

•	Certificates. Each certificate representing any unvested portion of the Granted Stock will be endorsed with a legend substantially as set forth below, as well as such other legends as LIN may deem appropriate to comply with applicable laws and regulations:

The securities evidenced by this certificate are subject to certain limitations on transfer, forfeiture and other restrictions as set forth in that certain Restricted Stock Agreement between LIN and the holder of such securities and LIN TV Corp.’s 2002 Amended and Restated Stock Plan (copies of which are available for inspection at the offices of LIN).

•	Escrow. With respect to each unvested share of Granted Stock (including any shares received by Executive with respect to shares of Granted Stock that have not yet vested as a result of stock dividends, stock splits or any other form of recapitalization or a similar transaction affecting LIN’s securities without receipt of consideration), the Secretary of LIN, or such other escrow holder as the Secretary may appoint, will retain custody such share until such share vests. The Executive shall deliver a duly-signed stock power, endorsed in blank, relating to the Granted Stock upon execution of this Agreement.

•	Delivery of Certificates. As soon as practicable after the vesting of any Granted Stock, but subject to Section 8, LIN will release such vested Granted Stock to Executive; provided that the still unvested shares of Granted Stock will be retained by the escrow holder.
      8) Conditions to Vesting and Delivery of Certificates. At the time for vesting of any shares, and as a condition to vesting and release of the vested shares to Executive, Executive must (i) pay to LIN, by cash or check, an amount sufficient to satisfy any taxes or other amounts required by any governmental authority to be withheld and paid over to such authority as a result of vesting or otherwise make arrangements satisfactory to LIN in its discretion for the payment of such amounts, including if LIN elects through offset of any other amounts otherwise payable by LIN to Executive (including without limitation salary or other compensation), or through irrevocable instructions to the broker selling vested shares to remit directly to LIN from the sales proceeds thereof an amount sufficient to pay any required withholding or reimburse LIN for payment thereof; and (ii) if requested by LIN, make appropriate representations in a form satisfactory to LIN that such Granted Stock will not be sold other than (A) pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an applicable exemption from the registration requirements of such Act; (B) in compliance with all applicable state securities laws and regulations; and (C) in compliance with all terms and conditions of the Plan.
      9) Tax Matters. The Granted Stock is subject to appropriate income tax withholding and other deductions required by applicable laws or regulations, and Executive and his successors will be responsible for all income and other taxes payable as a result of grant or vesting of the Granted Stock or otherwise in connection with this Agreement. LIN is not required to provide any gross-up or other tax assistance. Executive understands that Executive may make an election pursuant to Section 83(b) of the Internal Revenue Code (the “Code”) within thirty (30) days after the date Executive acquired the Granted Stock hereunder, or comparable provisions of any state tax law, to include in Executive’s gross income the fair market value (as of the date of acquisition) of the Granted Stock. Executive may make such an election only if, prior to making any such election, Executive (a) notifies LIN of Executive’s intention to make such election, by delivering to LIN a copy of the fully-executed Section 83(b) Election Form attached hereto as Exhibit A, and (b) pays to LIN an amount sufficient to satisfy any taxes or other amounts required by any governmental authority to be withheld or paid over to such authority for Executive’s account, or otherwise makes arrangements satisfactory to LIN for the payment of such amounts through withholding or otherwise. Executive understands that if Executive does not make a proper and timely Section 83(b) election, generally under Section 83 of the Code, at the time the forfeiture restrictions applicable to the Granted Stock lapse (e.g., at each vesting date), Executive will recognize ordinary income and be taxed in an amount equal to the fair market value (as of the date the forfeiture restrictions lapse) of the Granted Stock. Executive acknowledges that it is Executive’s sole responsibility, and not LIN’s, to file a timely election under Section 83(b), even if Executive requests LIN or its representative to make this filing on Executive’s behalf. Executive is relying solely on Executive’s advisors with respect to the decision as to whether or not to file a Section 83(b) election.
      10) Merger, Consolidation or Reorganization. In the event of a Reorganization of LIN in which holders of shares of Common Stock of LIN are entitled to receive in respect of such shares any additional shares or new or different shares or securities, cash or other consideration (including, without limitation, a different number of shares of Common Stock) (“Exchange Consideration”), then Executive will be entitled to receive a proportionate share of the Exchange Consideration in exchange for any Granted Stock that is then still owned by Executive and not cancelled; provided, that any Exchange Consideration issued to Executive in respect of unvested Granted Shares will be subject to the same restrictions and vesting provisions that were applicable to the Granted Stock in exchange for which the Exchange Consideration was issued.
      11) Change of Control: In the event of a Change of Control as defined in the Plan, the Plan’s Committee may declare that any or all non-vested Granted Stock will be immediately exercisable or accelerated to a faster vesting schedule. In the event the Executive has an agreement that addresses this issue, that agreement will govern and control.
      12) General.

•	No Right to Continued Employment. This Agreement does not confer upon Executive any right to continue as an employee of LIN or its affiliate or to any particular employment tenure, nor does it limit in any way the right of LIN or its affiliate to terminate Executive’s services to LIN or its affiliate at any time, with or without cause.

•	Independent Advice; No Representations. Executive acknowledges that (i) he was free to use professional advisors of his choice in connection with this Agreement has received advice from his professional advisors in connection with this Agreement, understands its meaning and import, and is entering into this Agreement freely and without coercion or duress; and (ii) he has not received and is not relying upon any advice, representations or assurances made by or on behalf of LIN or any LIN affiliate or any employee of or counsel to LIN regarding any tax or other effects or implications of the Granted Stock or other matters contemplated by this Agreement.

•	Value of Granted Stock. No representations or promises are made to Executive regarding the value of the Granted Stock or LIN’s business prospects. Executive acknowledges that information about investment in LIN stock, including financial information and related risks, is contained in the prospectus delivered to Executive at the time of grant and LIN’s SEC reports on Form 10-Q and Form 10-K, which are incorporated by reference and which have been made available from LIN’s Human Resources department for Executive’s review at any time before Executive’s acceptance of this Agreement or at any time during Executive’s employment. Further, Executive understands that LIN does not provide tax or investment advice and acknowledges LIN’s recommendation that Executive consult with independent specialists regarding such matters. Sale or other transfer of LIN stock may be limited by and subject to LIN policies as well as applicable securities laws and regulations.

•	Successors and Assigns. This Agreement is personal in its nature and Executive may not assign or transfer his rights under this Agreement.

•	Entire Agreement. Except as this Agreement may expressly provide otherwise, this Agreement and the Plan constitute the entire agreement and understanding of LIN and Executive with respect to the subject matter hereof and thereof, and supersede all prior written or verbal agreements and understandings between Executive and LIN relating to such subject matter. This Agreement may only be amended by written instrument signed by Executive and an authorized officer of LIN.

•	Governing Law; Severability. This Agreement will be construed and interpreted under the laws of the State of Delaware applicable to agreements executed and to be wholly performed within the State of Delaware. If any provision of this Agreement as applied to any party or to any circumstance is adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.

•	Remedies. All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party’s breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

•	Arbitration: As a condition of the Company’s grant of options to you, you agree that all disputes between you and the Company shall be resolved by final and binding arbitration in accordance with the provisions of this section. This agreement to arbitrate shall remain in effect after termination of this Agreement with respect to any disputes arising out of events occurring during the term hereof or arising out of or relating to this Agreement, or disputes arising out of or relating to your employment or termination thereof. A party intending to assert a claim must serve, by hand delivery or a form of mail that requires a signed return receipt, a written demand for arbitration on the other party. The demand, if against the Company, must be served on a Vice President or higher-level officer of the Company. The demand must describe the basis of the claim with reasonable specificity and the remedy requested. The demand must be received by the person served within the time limitation set forth below. The arbitration shall be conducted in accordance with the then-prevailing Employment Dispute Resolution Rules of the American Arbitration Association. The situs of the arbitration shall be Providence Rhode Island. Notwithstanding the foregoing, the following discovery limitations shall apply to the arbitration proceeding: each party may take the deposition of one individual only and any expert witness designated by the other party; both parties shall have the right to subpoena witnesses and documents, but additional discovery may be had only if the arbitrator so orders after determining there is a substantial need for the information. Notwithstanding any longer statutes of limitation provided by law, no claim of any nature whatsoever may be brought by either party against the other, in arbitration or otherwise, unless a written demand for arbitration is served on the other party within thirty (30) days after the claim accrued; i.e., within thirty (30) days from the date on which the act or event (or failure to act) on which the claim is based occurred. The arbitrator shall be authorized to award such relief as is available under the applicable state or federal law on which the claim is based.

•	Interpretation. Headings herein are for convenience of reference only, do not constitute a part of this Agreement, and will not affect the meaning or interpretation of this Agreement. References herein to Sections are references to the referenced Section hereof, unless otherwise specified.

•	Waivers; Amendments. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any later breach of that provision. This Agreement may be modified only by written agreement signed by Executive and LIN.

•	Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. Facsimile or photographic copies of originally signed copies of this Agreement will be deemed to be originals.

LIN TV Corp.	Executive

EXHIBIT A
to Restricted Stock Grant
ELECTION TO INCLUDE VALUE OF RESTRICTED PROPERTY
IN GROSS INCOME IN YEAR OF TRANSFER
INTERNAL REVENUE CODE § 83(b)
      The undersigned hereby elects pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below, and supplies the following information in accordance with the regulations promulgated thereunder:

1.	Name, address and taxpayer identification number of the undersigned:

Taxpayer I.D. No.:

2.	Description of property with respect to which the election is being made: ___________________________________________________ shares of Common Stock of LIN, Inc., a Delaware corporation (the “Company”)

3.	Date on which property was transferred:

4.	Taxable year to which this election relates:

5.	Nature of the restrictions to which the property is subject:
      If the taxpayer’s service as a _______________ of LIN terminates for any reason before the Common Stock vests, the Common Stock will be forfeited. The Common Stock vests according to the following schedule:
      The Common Stock is non-transferable in the taxpayer’s hands, by virtue of language to that effect stamped on the stock certificate.

6.	Fair market value of the property:
      The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions that by their terms will never lapse) of the property with respect to which this election is being made is $ _____ per share.

7.	Amount paid for the property:
      The amount paid by the taxpayer for said property is $0.00 per share.

8.	Furnishing statement to employer:
      A copy of this statement has been furnished to

Signature

_______________________________________ Printed Name
Date:

      This election must be filed with the Internal Revenue Service Center with which taxpayer files his or her Federal income tax returns and must be made within thirty (30) days after the execution date of the Restricted Stock Grant. This filing should be made by registered or certified mail, return receipt requested. The taxpayer must retain two (2) copies of the completed form for filing with his or her Federal and state tax returns for the current tax year and an additional copy for his or her records.